   As filed with the Securities and Exchange Commission on December 28, 1999.
                                                     Registration No. _________
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              --------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              --------------------

                                  GENRAD, INC.
               (Exact name of registrant as specified in charter)

                              --------------------

         MASSACHUSETTS                                   04-1360950
  (State or other jurisdiction                        (I.R.S. Employer
of incorporation or organization)                     Identification No.)

                             7 TECHNOLOGY PARK DRIVE
                       WESTFORD, MASSACHUSETTS 01886-0033
                                 (978) 589-7000

               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)

    WALTER SHEPHARD                                      COPIES TO:
VICE PRESIDENT AND CHIEF                         CONSTANTINE ALEXANDER, ESQ.
    FINANCIAL OFFICER                           NUTTER, MCCLENNEN & FISH, LLP
       GENRAD, INC.                                ONE INTERNATIONAL PLACE
 7 TECHNOLOGY PARK DRIVE                             BOSTON, MA 02110-2699
  WESTFORD, MA 01886-0033                                (617) 439-2000
     (978) 589-7000

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

 APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                              --------------------

                         CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------
                                                             PROPOSED             PROPOSED
   TITLE OF EACH CLASS OF                                    MAXIMUM               MAXIMUM              AMOUNT OF
      SECURITIES TO BE              AMOUNT TO BE          OFFERING PRICE          AGGREGATE            REGISTRATION
         REGISTERED                  REGISTERED            PER SHARE(1)       OFFERING PRICE(1)            FEE
----------------------------------------------------------------------------------------------------------------------
Shares of Common
Stock, $1.00 par value                114,074                $16.7187         $1,907,168.98               $503.49
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------

(1) Determined pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low prices per share of Common Stock reported on the New York Stock Exchange on December 22, 1999.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

                                   PROSPECTUS

                                 114,074 Shares

                                  GENRAD, INC.

                                  Common Stock

         The Selling Stockholder identified in this prospectus may sell up to 114,074 shares of the common stock of GenRad, Inc. GenRad's common stock is listed on the New York Stock Exchange under the symbol "GEN." On December 22, 1999, the closing price reported for the common stock on the NYSE was $16.6875.

         The Selling Stockholder may sell the shares of common stock described in this prospectus in public or private transactions on or off the NYSE, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. More information concerning the Selling Stockholder and his plan of distribution is set forth under "Selling Stockholder" and "Plan of Distribution."

         GenRad will not receive any proceeds from the sale of shares by the Selling Stockholder. We will bear all the expenses related to the registration of the shares of common stock.

                               -------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES NOR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               -------------------

                The date of this Prospectus is December 28, 1999.

         NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY GENRAD. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY THE SECURITIES DESCRIBED HEREIN BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING THE OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. UNDER NO CIRCUMSTANCES SHALL THE DELIVERY OF THIS PROSPECTUS OR ANY SALE MADE PURSUANT TO THIS PROSPECTUS CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

                               -------------------

                       WHERE YOU CAN FIND MORE INFORMATION

         GenRad has filed with the Securities and Exchange Commission (the "SEC") a registration statement on Form S-3 under the Securities Act of 1933, as amended, to register the GenRad common stock owned by the Selling Stockholder. This prospectus is part of that registration statement. As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

         GenRad files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Our SEC filings are also available to the public at the website maintained by the SEC at "http://www.sec.gov." In addition, GenRad common stock is listed on the New York Stock Exchange under the trading symbol "GEN" and similar information can be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

         The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supercede this information. We incorporate by reference the documents listed below and any future filings we will we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

     - Our Annual Report on Form 10-K for the fiscal year ended January 2, 1999 (as amended November 23, 1999)

     - Our Quarterly Report on Form 10-Q for the fiscal quarter ended April 3, 1999

     -    Our Quarterly Report on Form 10-Q for the fiscal quarter ended July 3,
          1999

     - Our Quarterly Report on Form 10-Q for the fiscal quarter ended October 2, 1999

     - Current Report on Form 8-K filed with the SEC on June 22, 1998 (as amended on July 10, 1998 and April 16, 1999)

         You may request a copy of any and all of these filings and documents at no cost, by writing or telephoning us at the following address:

                                  GenRad, Inc.
                  Attention: Corporate Relations - Nancy Miller
                             7 Technology Park Drive
                       Westford, Massachusetts 01886-0033
                                 (978) 589-7000

                                   THE COMPANY

     GenRad supplies integrated hardware and software solutions for manufacturing, testing and servicing microprocessors and other electronic devices and components. We operate primarily in the United States, western Europe and southeast Asia. GenRad offers products and services in three core business areas: Electronic Manufacturing Systems, Advanced Diagnostic Solutions and GR Software.

     GenRad was incorporated in 1915 in the Commonwealth of Massachusetts. All references to "GenRad," "we," or "us" are to GenRad, Inc. The Company has its executive offices at 7 Technology Park Drive, Westford, Massachusetts 01886-0033, Telephone: (978) 589-7000.

                                 USE OF PROCEEDS

     We are not selling the shares of GenRad common stock offered by the Selling Stockholder. We will not receive any proceeds from the sale of the common stock by the Selling Stockholder.

                               SELLING STOCKHOLDER

     The following table sets forth the name of the Selling Stockholder and the total number of shares of GenRad common stock registered by this registration statement that he may sell. We issued and sold to the Selling Stockholder on December 22, 1999, a total of 114,074 shares of GenRad common stock in connection with GenRad's acquisition of his company. This number of shares includes 13,689 shares of GenRad common stock which are held in escrow for the benefit of the Selling Stockholder and which may be released to him on or after

December 22, 2000. The Selling Stockholder is an employee of GenRad, Ltd., a subsidiary of GenRad. The following table sets forth certain information with respect to the Selling Stockholder as of December 27, 1999. If required, we will file a supplement to this prospectus to describe any material changes in the terms of the offering.

     Because the Selling Stockholder may offer all or only some of the shares, we cannot determine the number of shares of common stock that the Selling Stockholder will own after completion of this offering. See "Plan of Distribution." In addition, the purchase agreement we signed with the Selling Stockholder restricts him from selling more than 50,000 of the shares in any week during the first ten weeks following the effectiveness of this registration statement.

                                                                      Number of                    Number of
                                                                        Shares                      Shares
                                                                     Beneficially                   That May
Name                                                                  Owned(1)(2)                 Be Offered(2)
----                                                                 ------------                 -------------
Peter Coombes (2)                                                       114,074                     114,074


------------

(1) To our knowledge, the Selling Stockholder owns less than one percent of the number of outstanding shares of GenRad common stock.

(2) Includes 13,689 shares of GenRad common stock, some or all of which may be offered from time to time by the Selling Stockholder to the extent that any of these additional shares are released from escrow to the Selling Stockholder. The escrow agreement was established in connection with our acquisition of the Selling Stockholder's company. Any such release is currently scheduled to occur on or after December 22, 2000.

(3) The Selling Stockholder is an employee of GenRad, Ltd., a wholly owned indirect subsidiary of GenRad.

                              PLAN OF DISTRIBUTION

     The Selling Stockholder may sell all or a portion of the shares of common stock from time to time in one or more transactions, at fixed offering prices, which may be changed, or at varying prices determined at the time of sale or by negotiation. The Selling Stockholder may offer his shares of common stock in one or more of the following transactions:

     - on any exchange on which the shares are listed, on terms determined at the time of sale;

     -    in private sales directly or through one or more brokers; and/or

     - beneficially through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, commissions or concessions from the Selling Stockholder and/or the purchasers of the shares of GenRad common stock for whom they may act as agent.

     The Selling Stockholder and any broker-dealers, agents or underwriters that participate with the Selling Stockholder in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Any profit on the resale of the shares of common stock and any compensation received by any underwriter, broker/dealer or agent may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

     The aggregate proceeds to the Selling Stockholder from the sale of his shares of common stock will be the purchase price of the shares less discounts and commissions, if any. In any week during the first ten weeks following the effectiveness of this registration statement, the Selling Stockholder may not sell more than 50,000 of his shares.

     The outstanding common stock of GenRad is listed for trading on the NYSE.

     To comply with the securities laws of certain states, if applicable, the shares of common stock will be sold only through registered or licensed brokers or dealers. In addition, in certain states the shares of common stock may not be sold unless they have been registered or qualified for sale or exemption from the registration or qualification is available.

     We will pay all expenses of this registration, other than selling commissions and fees.

                          DESCRIPTION OF CAPITAL STOCK

     GenRad has authorized capital stock consisting of 60,000,000 shares of common stock, par value $1.00 per share. As of December 21, 1999, 29,755,424 shares were outstanding. GenRad also has outstanding from time to time options to purchase shares of common stock.

     The holders of common stock have no preemptive rights and the common stock has no redemption, sinking fund or conversion provisions. Each share of common stock is entitled to one vote on any matter submitted to the vote of stockholders, to equal dividend rights and to equal rights in the assets of GenRad available for distribution to the holders of common stock upon liquidation. All of the outstanding shares of common stock are, and the shares of common stock to be sold in connection with this offering will be, fully paid and nonassessable. The payment of dividends on, and the redemption, retirement, purchase or other acquisition of, common stock by GenRad is currently prohibited by GenRad's financing agreements.

     BankBoston, N.A. serves as transfer agent for the common stock.

     In accordance with the Massachusetts Business Corporation Law, GenRad's Board of Directors is divided into three classes with staggered three-year terms. We believe that a classified Board of Directors helps to assure the continuity and stability of the Board of Directors and our business strategies and policies as determined by the Board of Directors, since a majority of the directors at any given time will have had prior experience as directors. We believe that this continuity and stability, in turn, will permit our Board of Directors to represent more effectively the interests of our stockholders.

     Because we have a classified Board of Directors, at least two annual meetings of stockholders, instead of one, generally will be required to change the majority of the Board of Directors. As a result, a provision relating to a classified Board of Directors may discourage proxy contests for the election of directors or purchases of a substantial block of the common stock because the provision could prevent a rapid change in control of the Board of Directors. The classification provision may also discourage a third party from making a tender offer or from otherwise attempting to obtain control of GenRad. Under Massachusetts law, a director on a classified board may be removed by the stockholders of the corporation only for cause.

     GenRad has elected not to be subject to the 1987 Massachusetts Control Share Acquisition Act.

                                  LEGAL MATTERS

     The validity of the shares of the common stock will be passed upon for us by Nutter, McClennen & Fish, LLP, Boston, Massachusetts, our legal counsel.

                                     EXPERTS

     The financial statements as of and for the year ended January 2, 1999 incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended January 2, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The expenses in connection with the offering to which this registration statement relates, other than commissions, are to be borne by GenRad and are estimated as follows:

         Securities and Exchange Commission
         Registration Fee ..................................................................................$503.49

         Accounting Fees .................................................................................$3,000.00

         Legal Fees......................................................................................$55,000.00

         Printing Expenses................................................................................. $100.00

         Miscellaneous Expense............................................................................$5,000.00

         Total...........................................................................................$63,603.49
                                                                                                         ----------
                                                                                                         ----------

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     GenRad's By-laws, as amended to date, provide for indemnification of officers and directors to the fullest extent permitted by the laws of the Commonwealth of Massachusetts.

     Section 67 of Chapter 156B of the Massachusetts General Laws, which is applicable to GenRad as a Massachusetts corporation, provides as follows:

     "Indemnification of directors, officers, employees and other agents of a corporation, and persons who serve at its request as directors, officers, employees or other agents of another organization, or who serve at its request in any capacity with respect to any employee benefit plan, may be provided by it to whatever extent shall be specified in or authorized by (i) the articles of organization or (ii) a by-law adopted by the stockholders or (iii) a vote adopted by the holders of a majority of the shares of stock entitled to vote on the election of directors. Except as the articles of organization or by-laws otherwise require, indemnification of any persons referred to in the preceding sentence who are not directors of the corporation may be provided by it to the extent authorized by the directors. Such indemnification may include payment by the corporation of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon receipt of an undertaking by the person indemnified to repay such payment if he shall be adjudicated to be not entitled to indemnification under this section which undertaking may be accepted without reference to the financial ability of such person to make repayment. Any such indemnification may be provided although the person to be indemnified is no longer an officer, director, employee or agent of the corporation or of such other organization or no longer serves with respect to any such employee benefit plan."

     "No indemnification shall be provided for any person with respect to any matter as to which he shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interest of the corporation or to the extent that such matter relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan.

     "The absence of any express provision for indemnification shall not limit any right of indemnification existing independently of this section."

     "A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or other agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or other agent of another organization or with respect to any employee benefit plan, against any liability incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability."

     GenRad provides officers' and directors' liability insurance for its officers and directors and has entered into indemnification agreements with each of its executive officers providing contractual indemnification by GenRad to the fullest extent permissible under the laws of the Commonwealth of Massachusetts.

     GenRad has agreed to indemnify the Selling Stockholder against certain liabilities under the Securities Act in connection with this registration statement.

ITEM 16.  LIST OF EXHIBITS.

Exhibit No.
-----------
    *     2              Share Purchase Agreement by and between GenRad, Inc. and Peter
                         Coombes dated December 22, 1999

    *     5              Opinion of Nutter, McClennen & Fish, LLP

    *    23.1            Consent of PricewaterhouseCoopers LLP

    *    23.2            Consent of Nutter, McClennen & Fish, LLP (included in Exhibit 5)

    *    24.1            Power of Attorney (contained on Page II-5)

-------------

* Filed herewith.

ITEM 17.  UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Westford, Massachusetts, on this 28th day of December, 1999

                                 GENRAD, INC.

                                 By: /s/ Walter A. Shephard
                                     --------------------------------
                                     Walter A. Shephard
                                     Vice President and Chief Financial Officer

     Each person whose signature appears below on this Registration Statement hereby constitutes and appoints Walter Shephard, Craig Campbell and Constantine Alexander, and each of them, with full power to act without the other, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (until revoked in writing), to sign any and all amendments (including post-effective amendments and amendments thereto) to this registration statement on Form S-3 of the registrant, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he or she might or could do in person, thereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Walter A. Shephard                                        December 28, 1999
--------------------------------------
Walter A. Shephard
Vice President and Chief Financial Officer
(Principal Financial Officer)

/s/ Craig Campbell                                            December 28, 1999
--------------------------------------
Craig Campbell
Director of Corporate Accounting
(Principal Accounting Officer)

/s/ James F. Lyons                                            December 28, 1999
--------------------------------------
James F. Lyons
President and Chief Executive Officer, Director

/s/ William S. Antle III                                      December 28, 1999
--------------------------------------
William S. Antle III
Director


/s/ Russell A. Gullotti                                       December 28, 1999
--------------------------------------
Russell A. Gullotti
Director

/s/ Lowell B. Hawkinson                                       December 28, 1999
--------------------------------------
Lowell B. Hawkinson
Director

/s/ William G. Scheerer                                       December 28, 1999
--------------------------------------
William G. Scheerer
Director

/s/ Adriana Stadecker                                         December 28, 1999
--------------------------------------
Adriana Stadecker
Director

/s/Ed Zschau                                                  December 28, 1999
--------------------------------------
Ed Zschau
Director